Exhibit 16.1

August 19, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read section Change in Registrant’s Certifying Accountant of Form 6-K dated August 19, 2022, of LightInTheBox Holding Co., Ltd. and are in agreement with the statements contained in the second, third and fifth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China